Exhibit 99.2

 UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF WEB.COM GROUP, INC. AND
REGISTER.COM LP

The following unaudited pro forma combined condensed financial statements have been prepared to give effect the acquisition of Register.com (Cayman) LP, a Cayman limited partnership (“Register.com LP”) by Web.com Group, Inc. (“Web.com”). These unaudited pro forma combined condensed financial statements are derived from the historical and pro forma consolidated financial statements of Web.com and the historical consolidated financial statements of Register.com LP.  These financial statements have been adjusted as described in the notes to the unaudited pro forma combined condensed financial statements.

The unaudited pro forma combined condensed balance sheet combines the historical consolidated balance sheets of Web.com and Register.com LP as of the close of business on July 29, 2010, and includes adjustments to reflect the transactions that are directly attributable to the acquisition, factually supportable and expected to have a continuing impact on the combined results.  In addition, the unaudited pro forma combined condensed statements of operations combine the historical consolidated statements of operations of Web.com and Register.com LP and have also been adjusted to give effect to pro forma events that are directly attributable to the acquisition, factually supportable and expected to have a continuing impact on the combined results.  The unaudited pro forma combined condensed statements of operations have been prepared assuming the acquisition occurred on January 1, 2009.

We have prepared the unaudited pro forma combined condensed financial statements based on available information using assumptions that we believe are reasonable.  These financial statements are being provided for informational purposes only and do not claim to represent our actual financial position or results of operations had the acquisition occurred on that date specified nor do they project our results of operations or financial position for any future period or date.  In addition, the pro forma financial statements do not account for the cost of any restructuring activities or synergies resulting from the acquisition.

The unaudited pro forma combined condensed financial statements were prepared using the acquisition method of accounting as outlined in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805 with Web.com considered the acquiring company.  Based on the acquisition method of accounting, the consideration paid to Register.com LP’s partners is allocated to Register.com LP’s assets and liabilities based on their fair value as of the date of the completion of the acquisition.  Web.com has been advised by independent valuation experts on the estimated value of certain intangible assets acquired from Register.com LP.  The remaining amount of the purchase price allocation is recorded as goodwill.  The purchase price allocation and valuation is still subject to final adjustments.

Unaudited Pro Forma Combined Condensed Balance Sheet
as of July 29, 2010
(in thousands of dollars)

	Pro forma	Historical		Pro forma		Pro forma
	Web.com	Register.com LP		Adjustments		Combined
Current Assets:
Cash and cash equivalents	$46,196	$12,010	k	$(40,144)	a	$18,062
Accounts receivable, net of allowance for doubtful accounts	3,251	3,200		-		6,451
Prepaid expenses and other current assets	1,855	1,230		-		3,085
Restricted investments	301	1,468		-		1,769
Deferred taxes, current	961	16,175		-		17,136
Total current assets	52,564	34,083		(40,144)		46,503

Restricted investments	928	-		-		928
Prepaid domains	-	27,851		(24,180)	b	3,671
Property and equipment, net	10,884	4,360		-		15,244
Goodwill	12,881	63,285		(63,285)	c	86,901
				74,020	d
Intangible assets, net	48,373	8,730		(8,730)	c	112,753
				64,380	d
Other assets	95	2,753		(2,738)	e	5,272
				5,162	j
Total assets	$125,725	$141,062		$4,485		$271,272

Current liabilities:
Accounts payable	$1,241	$196		-		1,437
Accrued expenses	5,975	16,830		(10,061)	f	12,744
Accrued marketing fees	224	434		-		658
Current portion of long-term debt and capital lease obligations	160	-		7,125	g	7,285
Deferred revenue	5,598	88,842		(75,960)	b	18,480
Deferred tax liability	-	9,615		-		9,615
Other liabilities	195	212		(212)	h	195
Total current liabilities	13,393	116,129		(79,108)		50,414

Accrued rent expense	783	-		-		783
Long-term debt and capital lease obligations	113	105,209		(105,209)	h	107,988
				107,875	g
Deferred revenue	127	-		-		127
Deferred taxes	1,429	-		-		1,429
Other long-term liabilities	408	651		-		1,059
Total liabilities	16,253	221,989		(76,442)		161,800

Total Stockholder' equity
Common stock	27	-		-		27
Additional paid in capital	261,958	-		-		261,958
Treasury stock	(4,239)	-		-		(4,239)
Accumulated deficit	(148,274)	(80,927)		80,927	i	(148,274)

Total stockholders' equity	109,472	(80,927)		80,927		109,472

Total liabilities and stockholders' equity	$125,725	$141,062		$4,485		$271,272

Unaudited Pro Forma Combined Condensed Statement of Operations
Period ended July 29, 2010
(In thousands of dollars)

	Historical	Historical	Pro forma		Pro forma
	Web.com	Register.com LP	Adjustments		Combined

Revenue	$57,428	$49,271	$(24,378)	(7)	$82,321

Cost of revenue (exclusive of depreciation and amortization shown below)	23,739	18,096	(8,288)	(7)	33,547
Sales & Marketing	12,364	10,839	-		23,203
Research & Development	5,171	3,833	-		9,004
General & Administrative	9,706	7,371	(875)	(4)	16,202
Depreciation and amortization	7,625	3,204	3,346	(1)
			(1,880)	(2)	12,295
Total cost and operating expenses	58,605	43,343	(7,697)		94,251

Income (loss) from operations	(1,177)	5,928	(16,681)		(11,930)

Interest, net	136	(3,627)	3,627	(5)	136
			(3,956)	(6)	(3,956)
Other income (expense), net	-	381	-		381
	136	(3,246)	(329)		(3,439)

Income (loss) from operations before income taxes	(1,041)	2,682	(17,010)		(15,369)

(Provision) benefit for income tax	(637)	(2,470)	6,457	(8)	3,350

Income (loss) from continuing operations	(1,678)	212	(10,553)		(12,019)
Discontinued operations:
Income (loss) from discontinued operations, net of tax	(9)	-	-		(9)
Gain on sale of discontinued operations, net of tax	125	-	-		125
Net income (loss)	$(1,562)	$212	$(10,553)		$(11,903)
Basic earnings per share:
Income (loss) from continuing operations' per common share	(0.07)	N/A	N/A		(0.47)
Income (loss) from discontinued operations per common share	0.00	N/A	N/A		0.00
Net income (loss) per common share	(0.07)	N/A	N/A		(0.47)

Unaudited Pro Forma Combined Condensed Statement of Operations
Year ended December 31, 2009
(In thousands of dollars)

	Historical	Historical	Pro forma		Pro forma
	Web.com	Register.com LP	Adjustments		Combined

Revenue	$106,489	$85,713	$(43,124)	(7)	$149,078

Cost of revenue (exclusive of depreciation and amortization shown below)	40,392	30,804	(14,226)	(7)	56,970
Sales & Marketing	23,338	17,996	-		41,334
Research & Development	8,477	7,419	-		15,896
General & Administrative	21,080	9,209	(1,500)	(4)	33,142
			4,353	(3)
Depreciation and amortization	13,295	3,223	(3,223)	(2)	19,031
			5,736	(1)
Total cost and operating expenses	106,582	68,651	(8,860)		166,373

Income (loss) from operations	(93)	17,062	(34,264)		(17,295)

Other income (expense), net	-	(381)	-		(381)
Interest, net	233	(6,700)	(6,782)	(6)	(6,549)
			6,700	(5)

Income (loss) from operations before income taxes	140	9,981	(34,346)		(24,225)

(Provision) benefit for income tax	1,429	(3,980)	13,038	(8)	10,487

Income (loss) from continuing operations	$1,569	$6,001	$(21,308)		$(13,738)
Discontinued operations:
Income (loss) from discontinued operations, net of tax	232	-	-		232
Gain on sale of discontinued operations, net of tax	808	-	-		808
Net income (loss)	$2,609	$6,001	$(21,308)		$(12,698)
Basic earnings per share:
Income (loss) from continuing operations per common share	$0.06	N/A	N/A		$(0.54)
Income (loss) from discontinued operations per common share	$0.04	N/A	N/A		$0.04
Net income (loss) per common share	$0.10	N/A	N/A		$(0.50)
Diluted earnings per share:
Income (loss) from continuing operations per common share	$0.06	N/A	N/A		$(0.51)
Income (loss) from discontinued operations per common share	$0.04	N/A	N/A		$0.04
Net income (loss) per common share	$0.10	N/A	N/A		$(0.47)

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Note 1.  Basis of Presentation

On July 30, 2010, Web.com Group, Inc. (“Web.com”) completed its acquisition (the “Acquisition”) of Register.com (Cayman) LP, a Cayman limited partnership (“Register.com LP”), a provider of global domain name registration and complementary website design and management services pursuant to that certain Purchase Agreement among Web.com, Register.com GP (Cayman) Ltd, each seller named therein and Register.com LP, dated June 17, 2010 (the “Purchase Agreement”). The interests in Register.com LP were purchased from (i) Register.com GP (Cayman) Ltd., an exempted company incorporated under the laws of the Cayman Islands, and (ii) the limited partners of Register.com LP. Consideration for the acquisition of the limited partnership interests was approximately $135 million financed with a $95 million term loan and a $15 million revolving credit facility, each pursuant to the Credit Agreement, approximately $20 million in cash and a $5 million seller note.

The accompanying unaudited pro forma combined condensed financial statements present the results of operations and financial position of Web.com and Register.com LP based on the historical financial information of each company and include adjustments to reflect the transactions that are directly attributable to the acquisition, factually supportable and expected to have a continuing impact on the combined results.  In addition, the unaudited pro forma combined condensed balance sheet has been prepared assuming the merger occurred as of the close of business on July 29, 2010.  The unaudited pro forma combined condensed statements of operations have been prepared assuming the acquisition occurred on January 1, 2009.

The unaudited pro forma combined condensed financial statements are based on estimates and assumptions, which have been made solely for purposes of developing such pro forma information.  The estimated pro forma adjustments arising from the acquisition are derived from the estimated purchase price and estimated fair value of the assets acquired and liabilities assumed.

The acquisition is accounted for under the acquisition method as outlined in ASC 805.  Under this method, the purchase price is allocated to the fair value of tangible and intangible assets acquired and the fair value of liabilities assumed.  The remaining amount of unallocated purchase price is recorded as goodwill.  Web.com has been advised by independent valuation experts on the estimated fair value of certain intangible assets.  The purchase price valuation is still subject to final adjustments primarily for amounts allocated to deferred tax assets and liabilities and intangible and fixed assets.

The preliminary purchase price allocation as of the close of business on July 29, 2010 is as follows (in thousands of dollars):

Goodwill	$74,020
Trade Names	15,890
Developed Technology	28,720
Customer Relationships	19,770
Net assets (liabilities) acquired	(3,400)

Total preliminary purchase price allocation	$135,000

Note 2.  Pro Forma Income Statement Adjustments

The following pro forma adjustments have been recorded in the combined condensed statement of operations for the period ended July 29, 2010 and the year ended December 31, 2009:

(1)    The following table includes Web.com’s amortization expense by category on a straight-line basis related to the estimated identifiable intangible assets resulting from this transaction for the year ended December 31, 2009 and the period ended July 29, 2010:

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

	December 31, 2009	July 29, 2010	Useful life at Acquisition Date
	(in thousands)		(in years)
Amortization of:
Trade Names	$-	$-	Indefinite
Customer Relationships-Partners	65	38	16
Customer Relationships-Retail	2,081	1,214	9
Technology	3,590	2,094	8
Total amortization expense	5,736	3,346

(2)   To eliminate amortization expense from Register.com LP’s intangible assets that have been eliminated by acquisition accounting;

(3)   This adjustment records the estimated direct costs of the acquisition, primarily legal, employee related expenses and investment banker’s fees for Register.com LP and Web.com.  These costs were incurred during the period ended July 29, 2010, but are presented as expenses incurred during the year ended December 31, 2009 to conform with the presentation that the acquisition occurred on January 1, 2009;

(4)   To eliminate the management fee payable to Register.com LP owners;

(5)   To eliminate the interest expense and deferred financing amortization expense from Register.com LP as this debt was paid in full at the closing of the acquisition on July 30, 2010;

(6)   To record Web.com’s interest expense and deferred financing fee amortization resulting from the $95 million term loan, the $15 million revolving credit facility and the $5 million note to Register.com LP, all issued to finance the acquisition;

(7)   To record the impact of the fair market value write down of deferred revenue and the related prepaid costs from Register’s historical income statement for the year ended December 31, 2009 and the period ended July 29, 2010.  This adjustment also includes the elimination of intercompany revenue and cost of revenue between Register.com LP and Web.com of approximately $1.4 million and $2.0 million for the periods ended July 29, 2010 and the year ended December 31, 2010, respectfully; and

(8)	To record income tax expense (benefit) at Web.com’s combined federal and state income tax rate of approximately 38 percent.

Note 3.  Pro Forma Balance Sheet Adjustments

The following adjustments have been made to the unaudited pro forma combined condensed balance sheet as of July 29, 2010 to reflect the merger-related transactions:

(a)	To record cash paid in exchange for the purchase of Register.com LP’s net assets as part of this transaction;

(b)	To record the fair market value write-down of deferred revenue and the related prepaid costs;

(c)	To eliminate Register.com LP’s historical goodwill and intangible assets;

(d)	To record Web.com’s goodwill and intangible assets arising from the acquisition of Register.com LP;

(e)	To eliminate Register’s deferred financing fees and a joint venture investment not acquired;

(f)
This adjustment eliminates existing employment related liabilities triggered as a result of the acquisition and acquisition related fees recorded by Register.com LP.  These liabilities were not acquired by Web.com and were settled by the seller at the time of the acquisition;

(g)	To record the current and long-term portion of the $110 million bank notes and the $5 million note due to the seller that Web.com issued to finance the acquisition;

(h)	To eliminate Register.com LP’s long-term debt and related accrued interest that was settled at the closing of the merger;

(i)	To eliminate Register.com LP’s historical partner deficit;

(j)	To record Web.com’s deferred financing fees related to the $110 million of bank notes; and

(k)
The July, 29 2010 Register.com LP cash and cash equivalents includes approximately $5 million that was held by Register.com LP and acquired in the acquisition but was not consolidated into the audited financial statements of Register.com Investments Cooperatie U.A.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Note 4.  Pro Forma Net Income (Loss) per Share

The pro forma basic and diluted net income (loss) per share are based on the weighted average Web.com shares used in computing basic and diluted net income (loss) as calculated for the year ended December 31, 2009 and the period ended July 29, 2010.

 Note 5.  Reclassifications

Certain reclassifications have been made to the historical financial statements of Register.com LP to conform to Web.com’s presentation.